As filed with the Securities and Exchange Commission on August 19, 2005

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

DISCOVERY HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

12300 Liberty Boulevard
Delaware	Englewood, Colorado 80112	20-2471174
(State or Other Jurisdiction of	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

DISCOVERY HOLDING COMPANY

2005 NONEMPLOYEE DIRECTOR INCENTIVE PLAN

(Full title of plan)

Copy to:
Charles Y. Tanabe, Esq.	Marc A. Leaf, Esq.
Discovery Holding Company	Baker Botts L.L.P.
12300 Liberty Boulevard	30 Rockefeller Plaza
Englewood, Colorado 80112	New York, New York 10112
(720) 875-4000	(212) 408-2500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Series A Common Stock, $.01 Par Value	5,000,000 shares	$14.72	$73,600,000	$8,662.72

(1)                                  The number of shares of Series A common stock, par value $.01 per share (the “Series A Common Stock”), stated above may be issued pursuant to the Discovery Holding Company 2005 Nonemployee Director Incentive Plan (the “Plan”).  Shares of Series A Common Stock issued pursuant to the Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be issued pursuant to the Plan as a result of the operation of any such anti-dilution and other provisions.

(2)                                  Based upon the average of the high and low prices reported for Discovery Holding Company Series A common stock, par value $.01 per share, on the Nasdaq National Market on August 12, 2005.

(3)                                  Estimated solely for purposes of calculating the amount of registration fee in accordance with Rule 457(h) under the Securities Act.

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Note:  The document(s) containing the employee benefit plan information required by Item 1 of Part I of this Form and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with Rule 428(a) under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Discovery Holding Company (“DHC” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act.  Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents, previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.

(a)           The Company’s Registration Statement on Form 10 (File No. 000-51205), originally filed with the Securities and Exchange Commission on March 15, 2005, and effective as of May 14, 2005, as amended by Amendment No. 3 thereto, as filed on July 7, 2005 (the “Form 10 Registration Statement”).

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 10, 2005.

(c)           The description of the Company’s Series A common stock, par value $.01 per share, contained in the Form 10 Registration Statement and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by DHC with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by DHC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of shareholders or disinterested directors or otherwise.

The Company’s restated certificate of incorporation provides that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person in connection therewith.  The Company’s restated certificate of incorporation also provides that the Company shall pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing the Company with certain undertakings.  Notwithstanding the foregoing, the Company’s restated certificate of incorporation provides that the Company shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Company’s board of directors.  Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Company’s restated certificate of incorporate, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.  No amendment, modification or repeal of such provision will in any way adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to the corporation or its shareholders;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•                  any transaction from which the director derived an improper personal benefit.

The Company’s restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of the Company’s directors will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of the Company existing at the time of such repeal or modification.

The Company has entered into Indemnification agreements with each of its directors and certain of its officers.  Pursuant to each such indemnification agreement, the Company has agreed, subject to certain limitations, to indemnify the officer or director, to the fullest extent permitted by law, in the event the officer or director was, is or becomes a party to or participant in any action, suit or proceeding by reason of (or arising in part out of) the fact that the officer or director is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise.  If requested by the officer or director, the Company will, prior to the full disposition of any proceeding, advance all expenses incurred by the officer or director in connection with such proceeding, subject to an obligation by the officer or director to reimburse the Company for such expenses if it is determined that the officer or director is not entitled to be indemnified under the agreement.

Item 7.            Exemption from Registration Claimed.

Not Applicable

Item 8.            Exhibits.

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form 10, as filed on July 7, 2005 (File No. 000-51205) (the “Form 10 Amendment No. 3”))

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 10 Amendment No. 3)

4.3

Specimen Certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10, as filed on June 27, 2005 (File No. 000-51205) (the “Form 10 Amendment No. 2”))

4.4	Rights Agreement, dated as of July 18, 2005, between the Registrant and EquiServe Trust Company, N.A., as Right Agent (incorporated by reference to Exhibit 4.3 to the Form 10 Amendment No. 2)

4.5	Discovery Holding Company 2005 Nonemployee Director Incentive Plan (incorporated by reference to Exhibit 10.8 to the Form 10 Amendment No. 3)

5	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP with respect to the combined financial statements of LMC Discovery Group as of December 31, 2004 and 2003

23.2	Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Discovery Communications, Inc. and subsidiaries as of December 31, 2004 and 2003

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5)

24	Power of Attorney (included on page II-9)

Item 9.            Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on August 19, 2005.

DISCOVERY HOLDING COMPANY

By:	/s/ Charles Y. Tanabe
Name:	Charles Y. Tanabe
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Y. Tanabe his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John C. Malone	Chief Executive Officer (Principal	August 19, 2005
John. C. Malone	Executive Officer), Chairman of the Board and Director

/s/ Robert R. Bennett	President and Director	August 19, 2005
Robert R. Bennett

/s/ David J.A. Flowers	Senior Vice President and Treasurer	August 19, 2005
David J.A. Flowers	(Principal Financial Officer)

/s/ Paul A. Gould	Director	August 19, 2005
Paul A. Gould

/s/ M. LaVoy Robison	Director	August 19, 2005
M. LaVoy Robison

/s/ Christopher W. Shean	Senior Vice President and Controller	August 19, 2005
Christopher W. Shean	(Principal Accounting Officer)

/s/ J. David Wargo	Director	August 19, 2005
J. David Wargo

Exhibit Index

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form 10, as filed on July 7, 2005 (File No. 000-51205) (the “Form 10 Amendment No. 3”))

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Form 10 Amendment No. 3)

4.3

Specimen Certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10, as filed on June 27, 2005 (File No. 000-51205) (the “Form 10 Amendment No. 2”)

4.4	Rights Agreement, dated as of July 18, 2005, between the Registrant and EquiServe Trust Company, N.A., as Right Agent (incorporated by reference to Exhibit 4.3 to the Form 10 Amendment No. 2)

4.5	Discovery Holding Company 2005 Nonemployee Director Incentive Plan (incorporated by reference to Exhibit 10.8 to the Form 10 Amendment No. 3)

5	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP with respect to the combined financial statements of LMC Discovery Group as of December 31, 2004 and 2003

23.2	Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Discovery Communications, Inc. and subsidiaries as of December 31, 2004 and 2003

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5)

24	Power of Attorney (included on page II-9)